MASTER LEASE


         THIS MASTER LEASE (this "Lease") is entered into this 31st day of October, 1995 by and between Continental Norwood Holdings, Inc., a New Jersey corporation ("Lessor"), and Senior Care Foundation, Inc., a nonprofit New Jersey corporation ("Lessee").

                                   RECITALS:

         A. The Lessor is the owner of a certain parcel of land commonly known as The Heritage at Norwood, and which is legally described on Exhibit A, attached hereto and made a part hereof (the "Land").

         B. Upon the Land is situated a building and certain other improvements (the "Building"; the Land, the Building and any other improvements located on the Land together with all attendant rights are collectively referred to herein as the "Premises").

         C. The Lessee desires to lease the Premises from the Lessor and the Lessor desires to lease the Premises to the Lessee all in accordance with the terms hereof.

         In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lessor and Lessee hereby agree as follows:

                                  AGREEMENTS:

         SECTION 1 Grant. The Lessor hereby demises and leases to Lessee, and Lessee hereby leases and accepts from Lessor, the Premises, subject to the Permitted Exceptions, and all terms and provisions contained herein.

         SECTION 2 Definitions. Terms used but not otherwise defined in this Lease shall have the meaning given such term in the Loan Agreement, dated as of even date herewith, by and between Nomura Asset Capital Corporation, Lessor, Jayber Inc., P.V.M. Associates, Inc. and Pompton Avenue Associates, Inc. The following terms shall have the meanings ascribed to them below when used in this Lease, unless the context otherwise requires:

                  "Additional Rent" shall have the meaning ascribed to such term in Section 4.2.

                  "Base Rent" shall have the meaning ascribed to such term in
         Section 4.1.

                  "Building" shall have the meaning ascribed to such term in the Second Recital.

                  "Commencement Date" shall have the meaning ascribed to such term in Section 3.1.

                  "Debt Service Coverage Ratio" shall have the meaning ascribed to such term in Section 24.3.

                  "Equipment" means, with respect to the Premises and Lessee, all fixtures, appliances, machinery, furniture, furnishings, decorations, tools and supplies, now owned or hereafter acquired, including but not limited to, all beds, linen, radios, televisions, carpeting, telephones, cash registers, computers, lamps, glassware, restaurant and kitchen equipment, all medical, dental, rehabilitation, therapeutic and paramedic equipment and supplies, any building equipment, including but not limited to, all heating, lighting, incinerating, waste removal and power equipment, engines, pipes, tanks, motors, conduits, switchboards, security and alarm systems, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigeration, ventilating, and communications apparatus, air cooling and air conditioning apparatus, escalators, elevators, ducts, and compressors, materials and supplies, and all other machinery, apparatus, equipment, fixtures and fittings now owned or hereafter acquired by such Lessee, or any appurtenances thereto, together with all additions, replacements, parts, fittings, accessions, attachments, accessories, modifications and alterations of any of the foregoing, to the extent relating to the Premises or Lessee, provided, however, that, with respect to any items which are leased and not owned Lessee, the Equipment shall include the leasehold interest only of such Lessee, together with any options to purchase any of said items and any additional or greater rights with respect to such items which such Lessee may hereafter acquire. In addition to the foregoing, the term "Equipment" shall include the meaning such term has in the UCC.

                  "Event of Default" shall have the meaning ascribed to such term in Section 21.

                  "Governmental Authorities" shall mean all federal, state, county, municipal and local governments, and all departments, agencies, commissions, boards, bureaus and offices thereof, having or claiming jurisdiction over the Premises.

                  "Improvements" means, with respect to the Premises and Lessee, all buildings, structures and improvements of every nature whatsoever situated on the Land on the Closing Date or thereafter, including, but not limited to, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, antennas, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Land or said buildings, structures or improvements.

                  "Inventory" means, with respect to the Premises and Lessee, all goods now owned or hereinafter acquired by the Lessee, intended for sale or lease, or to be furnished under contracts of service by Lessee, in connection with the Premises, including without limitation, all inventories of food and beverages held by Lessee, for sale or use at or from such the Premises and all other such goods, wares, merchandise, and materials and supplies of every nature held by Lessee, for sale to or for consumption by guests of the Premises and others, and all such other goods returned to or repossessed by Lessee. In addition to the foregoing, the term "Inventory" shall include the meaning as such term has in Section 9-109 of the UCC.

                  "Land" shall have the meaning ascribed to such term in the First Recital.

                  "Leases" means, with respect to each Borrower, all leases (including, without limitation, any Master Lease) and other agreements or arrangements affecting the use or occupancy of all or any portion of such Borrower's Facility now in effect or hereafter entered into (including, without limitation, all patient admissions and resident care agreements, lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of such Borrower's Facility), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same, and all additional remainders, reversions, and other rights and estates appurtenant thereto.

                  "Lease Term" shall have the meaning ascribed to such term in
         Section 3.1.

                  "Lessee" shall have the meaning ascribed to such term in the Introductory Paragraph.

                  "Lessor" shall have the meaning ascribed to such term in the Introductory Paragraph.

                  "Licenses" shall have the meaning set forth in Section 18.26.

                  "Loss Proceeds" shall have the meaning ascribed to such term in Section 13.

                  "Material Adverse Effect" means a material adverse effect upon
(i) the business or the financial position or results of operation of any Borrower, (ii) the ability of any Borrower to perform, or of Lender to enforce, any of the Loan Documents, (iii) the value of (x) the Collateral taken as a whole or (y) any Facility or (iv) the ability of the Operator, if any, to perform Operator's obligations under the relevant Master Lease.

                  "Permits" means, with respect to the Premises and Lessee, all licenses, registrations, permits, allocations, filings, authorizations, approvals and certificates used in connection with the ownership, operation, construction, renovation, use or occupancy of the Premises, including, without limitation, building permits, business licenses, state health department licenses, food service licenses, liquor licenses, licenses to conduct business, and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, renovation use or occupancy of the Premises.

                  "Permitted Exceptions" means, collectively, (i) the Lien created by the Related Mortgage or the other Loan Documents of record,
         (ii) all Liens and other matters disclosed in the applicable Title Insurance Policy concerning the Premises or any part thereof which have been approved by Lender in Lender's discretion, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent or being contested in good faith and by appropriate proceedings in accordance with the Related Mortgage, (iv) subject to
         Section 2.06(b) of the Related Mortgage, any mechanics' and materialmen's Liens deleted from the exceptions to, or affirmatively insured against collection with respect to, the Facility under the applicable Title Insurance Policies, and (v) without limiting the foregoing, any and all governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by Lessor after the Closing Date and which do not affect (A) the ability of Lessor to pay any of its obligations to any Person as and when due, (B) the marketability of title to the Premises, (C) the fair market value of the Premises, or (D) the use or operation of the Premises as of the Closing Date and thereafter, (vi) [intentionally deleted], and (vii) [intentionally deleted].

                  "Permitted Transfers" shall mean (i) Permitted Encumbrances;
         (ii) all transfers, conveyances or sales of personalty in the ordinary course of business; (iii) all transfers of worn out or obsolete furnishings, fixtures or equipment that are replaced with equivalent property; and (iv) all resident care agreements in the ordinary course of business.

                  "Permitted Uses" shall have the meaning ascribed to such term in Section 7.

                  "Premises" shall have the meaning ascribed to such term in the Second Recital.

                  "Rents" means, with respect to each Lessee and the Premises, all rents (whether denoted as advance rent, minimum rent, percentage rent, additional rent or otherwise), issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), lease termination fees or payments, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent, any award made hereafter to Lessee in any court proceeding involving any tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due under the Leases, including, without limitation, (i) rights to payment earned under the Leases for space in the Improvements for the operation of ongoing businesses such as restaurants, news stands, barber shops, beauty shops and pharmacies, and (ii) all other income, consideration, issues, accounts, profits or benefits of any nature arising from the ownership, possession, use or operation of the Premises, including, without limitation, all rights to payment from the Medicare and Medicaid programs or similar state or federal programs, boards, bureaus or agencies and rights to payment from patients or private insurers, arising from the operation of the Premises.

                  "Transfer" means any conveyance, transfer, sale, lease,

         (including any amendment, extension, modification, waiver or renewal thereof or hereof), assignment, mortgage, pledge, grant of a security interest, or hypothecation, whether by law or otherwise of this Lease or the Premises (including any legal or beneficial direct or indirect interest herein or in Lessee) other than a Permitted Transfer.

         SECTION 3 Lease Term and Renewal Option.

         SECTION 3.1 Term. The term of this Lease shall be for a period of twenty-five (25) years commencing on the date hereof (the "Commencement Date") and ending on October 31, 2020 (the "Lease Term") unless sooner terminated as provided in this Lease.

         SECTION 4 Rent.

         SECTION 4.1 Base Rent. Lessee shall pay as base rent (the "Base Rent") the monthly rental amounts set forth on Schedule 4.1 as Base Rent beginning on the Commencement Date and on the eleventh day of each month thereafter during the Lease Term. In the event the obligation to begin paying Rent commences on a date which is not the eleventh day of a month or if the last day of the Lease Term is not the eleventh day of a month, the Rent shall be prorated on a per diem basis. Lessor shall open and maintain at a Collection Account Bank a demand deposit account "Collection Account". The Collection Account shall be assigned a separate and unique identification number by the Collection Account Bank and shall be opened and maintained in the name Continental Norwood Holdings, Inc., as Debtor, and Nomura Asset Capital Corporation, as Secured Party, pursuant to the Loan Agreement dated as of [insert date of Loan Agreement]." Lessee shall collect all Rents (other than security deposits) from the Premises and shall endorse all checks and deposit all such funds and other receipts, within one Business Day after receipt thereof, directly into the Collection Account for the Premises. Lessor shall open and maintain for the Premises a demand deposit account "Security Deposit Account". The Security Deposit Account shall be assigned a separate and unique identification number by the relevant Collection Account Bank and shall be opened and maintained in the name Continental Norwood Holdings, Inc., as Debtor, and Nomura Asset Capital Corporation, as Secured Party, pursuant to the Loan Agreement dated as of [insert date of the Loan Agreement]" and on the Closing Date (and at all times thereafter), and Lessee shall cause all rents, revenues or income of any kind derived by Lessee or from the Premises to be deposited within one Business Day after receipt thereof, directly into the Collection Account for the Premises. Lessee shall collect or, if applicable, shall instruct and cause the Manager to collect all security deposits with respect to the Premises and shall deposit or cause the deposit of all such funds and other receipts within one Business Day after receipt thereof, directly into the Security Deposit Account for the Premises. Lessee shall have no right of withdrawal from a Security Deposit Account except that, prior to the Collection Account Bank's receipt of notice of the occurrence of an Event of Default hereunder or under the Loan Documents, Lessor may withdraw funds from the Security Deposit Account for the Premises to refund or apply security deposits as required by the related Leases or by applicable Legal Requirements, and, after delivery of such notice, Lender, on written request from Lessee with appropriate supporting materials, will direct the relevant Collection Account Bank to release funds from such Security Deposit Account to refund security deposits as required by the Leases or by applicable Legal Requirements. Lessor may designate a new financial institution to serve as a Collection Account Bank hereunder as provided in the Loan Agreement. Each Collection Account shall at all times be an Eligible Account. Lessee shall have any right of withdrawal from the Collection Account. Any breach of this Section by Lessee or Lessor shall be an Event of Default hereunder.

         SECTION 4.2 Additional Rent. In addition to the Base Rent, all other payments to be made by Lessee under this Lease shall be deemed additional rent (the "Additional Rent"). The parties acknowledge and agree that this Lease shall be "triple net" and that the Base Rent shall be absolutely net to Lessor, and that all costs, expenses and obligations of every kind and nature relating to the Premises shall be paid by Lessee, except as expressly set forth in this Lease. All such costs, expenses and obligations shall be deemed Additional Rent. The Base Rent and the Additional Rent shall be referred to collectively herein as the "Rent." Notwithstanding anything contained herein to the contrary, the Rent shall at all times be an amount adequate to enable Lessor to satisfy all of its obligations to Lender under the Loan Documents.

         SECTION 5 Real Estate Taxes. The Lessee hereby agrees to pay when due all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Commencement Date, all assessments for public improvements or benefits, whether or not commenced or completed within the
Term), ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Premises or in respect of Lessee (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Lessee (including, without limitation, all income, franchise, single business or other taxes imposed on Lessee for the privilege of doing business in the jurisdiction in which the Premises is located), Lessor or Lender, (ii) the Premises, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Premises or the leasing or use of the Premises or any part thereof, or the acquisition or financing of the acquisition of the Premises. Notwithstanding the foregoing, the Lessee at its expense may, after prior notice to the Lessor, contest by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence, the validity or application, in whole or in part, of any such impositions as long as the Lessee shall have furnished to the Lessor additional security in respect of the claim being contested or the loss or damage that may result from the Lessee's failure to prevail in such contest in such amount as may be reasonably requested by the Lessor but in no event less than 125% of the amount of such claim.

         SECTION 6 Utility Services.

         SECTION 6.1 Heat, Electricity, etc. The Lessor shall have no duty or obligation to provide any air conditioning, heat, electricity, water or other utility services under this Lease. However, the Lessor hereby represents to the Lessee that electricity, water and sewer service, and natural gas are available from public or quasi-public utility companies. All costs for such services rendered to the Premises prior to the Commencement Date shall be the sole obligation of the Lessor. The Lessee shall also be responsible for trash and refuse removal during the Lease Term.

         SECTION 6.2 Telephone. Lessee shall make arrangements directly with the telephone company servicing the Premises for telephone service in the Premises as desired by Lessee. Lessee shall pay for all telephone services it receives.

         SECTION 6.3 Other Installations. In addition to all other rights, Lessee shall have the right to obtain telegraphic, alarm, computer installations or signal services for the Premises. Such installations or services shall be at Lessee's sole expense and shall be installed in compliance with all applicable laws and governmental codes and ordinances.

         SECTION 7 Permitted Uses. The Lessee is hereby permitted to use the Premises or any portion thereof for the operation of a skilled nursing facility licensed by the New Jersey Department of Public Health and such other uses as may be reasonably necessary in connection with the operation of such skilled nursing facility ("Permitted Uses").

         SECTION 8 Possession. Lessor shall give to Lessee sole, exclusive, and peaceful possession of the Premises, subject to the Permitted Exceptions, on the Commencement Date. As long as no Event of Default by Lessee shall have occurred and be continuing, Lessee shall have the right at all times during the Lease Term to freely, peaceably, and quietly occupy, use and enjoy the full and exclusive possession of the Premises and the tenements, hereditaments, and appurtenances thereto belonging, and the rights and privileges herein granted without molestation or hindrance, subject to the Permitted Exceptions.

         SECTION 9 No Transfer.

         The Lessee shall not permit any Transfer to occur.

         SECTION 10 Certain Rights Reserved by Lessor. Unless expressly waived by Lessor in writing, Lessor shall have the following rights (but no obligation), which may be exercised without notice (except as expressly provided to the contrary in this Lease), without any liability to Lessee for damage or injury to person, property or business, without being deemed an eviction or disturbance in any manner of Lessee's use or possession of the Premises and without relieving Lessee from its obligation to pay all Rent when due or from any other obligation hereunder:

                  (a) To make such repairs to the Premises as Lessor may deem necessary or desirable; and

                  (b) To inspect the Premises after giving reasonable notice during the business hours of Lessee.

In exercising any of the foregoing rights, Lessor shall at all times exercise due care and perform the foregoing in such manner as will cause the least disturbance to Lessee as is practicable. Except in the event of an emergency or a hazardous condition pursuant to which the Lessor may forcibly enter the Premises, Lessor shall enter the Premises only after providing Lessee twenty-four (24) hours prior notice in accordance with Section 25.4 hereof.


         SECTION 11 Insurance and Casualty Events.

                  (a) At all times during the term of this Lease, the Lessee shall maintain the following insurance:

                           (i) During any period of repair or restoration, builder's "all risk" insurance in an amount equal to not less than the full insurable value of the Premises against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

                           (ii) Insurance with respect to the Improvements, Equipment and Inventory against any peril included within the classification "All Risks of Physical Loss" with extended coverage in amounts at all times sufficient to prevent the Lessee from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Improvements, Equipment and Inventory located on the Premises, the term "full insurable value" to mean the actual replacement cost of the Improvements, Equipment and Inventory (without taking into account any depreciation) determined annually by an insurer or by the Lessee or, at the request of the Lender, by an independent insurance broker (subject to the Lender's reasonable approval) including an endorsement covering acts of municipal authorities including increased cost of construction and demolition;

                           (iii) Comprehensive general liability insurance, including contractual injury, bodily injury, broad form death and property damage liability, and umbrella liability insurance against any and all claims, including all legal liability to the extent insurable imposed upon the Lessee and all court costs and attorneys' fees and expenses, arising out of or connected with the possession, use, leasing, operation, maintenance or condition of the Premises in such amounts as are generally required by institutional lenders for properties comparable to the Premises but in no event with limits for the Premises of less than $1,000,000 per occurrence if the Premises does not have elevators and $3,000,000 if there are elevators on the Premises;

                           (iv) Statutory workers' compensation insurance (to the extent the risks to be covered thereby are not already covered by other policies of insurance maintained by the Lessee), with respect to any work on or about the Premises;

                           (v) Business interpretation and/or loss of "rental value" insurance for the Premises in an amount equal to eighteen months estimated Gross Revenue attributable to the Premises and based on the Gross Revenue for the immediately preceding year and otherwise sufficient to avoid any co- insurance penalty;

                           (vi) If all or any portion of the Improvements, or any portion of the land which, if lost or flooded, is located within a federally designated flood hazard zone, flood insurance in an amount equal to the lesser of the full insurable value of the Premises or the maximum amount available;

                           (vii) Insurance against loss or damage from (A) leakage of sprinkler systems and (B) explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereafter installed at the Premises, in such amounts as the Lender may from time to time require and which are customarily required by institutional mortgagees with respect to similar properties similarly situated; and

                           (viii) Such other insurance with respect to the Improvements, Equipment and Inventory located on the Premises against loss or damage as is requested by the Lender (including without limitation liquor/dram insurance and earthquake insurance) provided such insurance is of the kind from time to time customarily insured against and in such amounts as are generally required by institutional lenders for properties comparable to the Premises or which Lender may deem necessary in its reasonable discretion.


                  (b) The Lessee will maintain the insurance coverage described in Section 11 with companies acceptable to Lender and with a claims paying ability of not less than AA by Standard and Poors Rating Services and "AA" (or its equivalent) by any other Rating Agency. All insurers providing insurance required by this Lease shall be authorized to issue insurance in the state where the Premises is located.

         The insurance coverage required under Section 11(a) may be effected under a blanket policy or policies covering the Premises and other property and assets not constituting a part of the Premises; provided that any such blanket policy shall specify, except in the case of public liability insurance, the portion of the total coverage of such policy that is allocated to the Premises and Equipment and Inventory located thereof, and any sublimits in such blanket policy applicable to the Premises, which amounts shall not be less than the amounts required pursuant to Section 11(a) and which shall in any case comply in all other respects with the requirements of this Section 11.

                  (c) All insurance policies shall be in such form and with such endorsements and in such amounts as shall be satisfactory to Lender (and Lender shall be entitled to approve amounts, form, risk coverage, deductibles, loss payees and insureds). The policy referred to in Section 11(a)(ii) shall contain a replacement cost endorsement and a waiver of depreciation. Originals of all of the above-mentioned insurance policies have been delivered to and shall be held by the Lender. All such policies shall name the Lender as additional insureds/loss payees, shall provide that all Insurance Proceeds be payable to the Lender as set forth in Section 11(d), and shall contain: (i) "Non Contributory Standard and Lender Clause" and a Lender's Loss Payable Endorsement (Form 438 BFUNS) or their equivalents naming Lender as the person to which all payments shall be paid, (ii) a waiver of subrogation endorsement as to the Lender and its assigns providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by the Lessee, the Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of the Lender knowingly in violation of the conditions of such policy; (iii) an endorsement indicating that neither the Lender nor the Lessee shall be or be deemed to be a co-insurer with respect to any risk insured by such policies and shall provide for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of property of the same type and quality as the Premises, but in no event in excess of $2,000; (iv) a provision that such policies shall not be canceled or amended, including, without limitation, any amendment reducing the scope or limits of coverage, without at least 30 days prior written notice to the Lender in each instance; and (v) include effective waivers by the insurer of all claims for insurance premiums against any loss payees, additional insureds and named insureds (other than the Lessee). Certificates of insurance with respect to all renewal and replacement policies shall be delivered to the Lender not less than ten days prior to the expiration date of any of the insurance policies required to be maintained hereunder which certificates shall bear notations evidencing payment of applicable premiums and originals of such insurance policies shall be delivered to the Lender promptly after the Lessee's receipt thereof. If the Lessee fails to maintain and deliver to the Lender the original policies or certificates of insurance required by this Lease, the Lender may, at its option, after written notice to Lessee, procure such insurance, and the Lessee shall reimburse the Lender for the amount of all premiums paid by the Lender thereon promptly, after demand by the Lender, with interest thereon at the Default Rate from the date paid by the Lender to the date of repayment. The aggregate deductible applicable to all insurance policies required by this Lease shall not exceed $2,000.

                  The Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and the Lessee hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

                  (d) The Lender shall be entitled to receive and collect all Insurance Proceeds and all of the Insurance Proceeds are hereby assigned to the Lender. The Lessee shall execute such further assignments of the Insurance Proceeds as the Lender may from time to time reasonably require. Without limiting the generally of the foregoing, following the occurrence of any casualty or damage involving the Premises or any part thereof, the Lessee shall give prompt notice thereof to the Lender and shall cause all Insurance Proceeds payable as a result of such casualty or damage to be paid to the Lender in accordance with Section 13. Notwithstanding the foregoing, all checks and payments shall be payable directly to Lender and shall be applied in accordance with this Lease.

                  (e) Notwithstanding anything to the contrary set forth in
Section 11(d), the Lender agrees that the Lender shall make the Insurance Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 2.12(h) of the Loan Agreement) available to the Lessee for the Lessee's repair, restoration and replacement of the Improvements, Equipment and Inventory damaged or taken on the following terms and subject to the Lessee's satisfaction of the following conditions:


                           (i) At the time of such loss or damage and at all times thereafter while the Lender is holding any portion of such Insurance Proceeds, there shall exist no Event of Default;

                           (ii) The Improvements, Equipment and Inventory for which loss or damage has resulted shall be capable of being restored (including replacements) to their pre-existing condition and utility in all material respects with a value equal to or greater than prior to such loss or damage, and shall be capable of being completed ten years and six months prior to the Termination Date and prior to the expiration of business interruption insurance;

                           (iii) The Lessee shall demonstrate to the Lender's reasonable satisfaction the Lessee's ability to pay the Rent relating to the Premises coming due during such restoration period;

                           (iv) Within 30 days from the date of such loss or damage the Lessee shall have given the Lender a written notice electing to have the Insurance Proceeds applied for such purpose;

                           (v) Within 60 days following the date of notice under the preceding subparagraph (iv) and prior to any Insurance Proceeds being disbursed to the Lessee, the Lessee shall have provided to the Lender all of the following:

                           (1) if loss or damage exceeds $25,000, complete plans and specifications for restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by the preceding subparagraph (ii).

                           (2) if loss or damage exceeds $25,000, fixed-price or guaranteed maximum cost construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

                           (3) if loss or damage exceeds $25,000, builder's risk insurance for the full cost of construction with the Lender named under a standard Lender loss-payable clause,

                           (4) such additional funds as in the Lender's reasonable opinion are necessary to complete the repair, restoration and replacement, and

                           (5) if loss or damage exceeds $25,000, copies of all permits and licenses necessary to complete the work in accordance with the plans and specifications.

                  (vi) If loss or damage exceeds $25,000, the Lender may, at the Lessee's expense to the extent such expenses and fees are reasonable retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of the Insurance Proceeds as work progresses;


                  (vii) No portion of such Insurance Proceeds shall be made available by the Lender for purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory for which a loss or damage has occurred unless the same are covered by such insurance;

                  (viii) The Lessee shall commence such work within 60 days after such loss or damage and shall diligently pursue such work to completion;

                  (ix) If loss or damage exceeds $25,000, each disbursement by the Lender of such Insurance Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices and shall be made only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by the Lender) signed and certified by the Lessee and its architect and general contractor with appropriate invoices, lien waivers and any other documents, instruments or things which may be required by the Lender;

                  (x) The Lender shall have a first lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such Insurance Proceeds, and the Lessee shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as the Lessor or Lender shall reasonably request to create, evidence, or perfect such lien and security interest; and

                  (xi) In the event and to the extent such Insurance Proceeds are not required to be used for the repair, restoration and replacement of the Improvements, Equipment and Inventory for which a loss or damage has occurred, or in the event the Lessee fails to timely make such election or having made such election fails to timely comply with or is otherwise unable to satisfy the terms and conditions set forth herein, upon five Business Days prior notice to the Lessee, the Lender shall be entitled without consent from the Lessee to apply such Insurance Proceeds, or the balance thereof, at the Lender's option either (x) to the full or partial payment or prepayment of the Loan Obligations in accordance with Section 2.7 of the Loan Agreement, or (y) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory for which a loss or damage has occurred.

                  (f) The Lessee appoints the Lender to act after an Event of Default as the Lessee's attorney-in-fact, coupled with an interest, to cause the issuance of or an endorsement of any policy to bring the Lessee into compliance herewith and, as limited above, at the Lender's sole option, to make any claim for, receive payment for, and execute and endorse any documents, checks or other instruments in payment for loss, theft, or damage covered under any such insurance policy; however, in no event will the Lender be liable for failure to collect any amounts payable under any insurance policy.

                  (g) The Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any claims for loss, damage or destruction under any policy or policies of insurance, in excess of $25,000, and the Lessee shall within ten Business Days after request therefor reimburse the Lender for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and disbursements) incurred by the Lender in connection with such participation. The Lessee shall not make any compromise, adjustment or settlement in connection with any such claim in excess of $25,000 without the prior written approval of the Lender.


         SECTION 12     Condemnation.

                  (a) Should the Premises or any part thereof be taken or damaged by reason of a Taking, or should the Lessee receive any written notice regarding any such proceeding, the Lessee shall give prompt notice thereof to the Lender.

                  (b) The Lender shall be entitled to all Condemnation Proceeds, and all such compensation, awards, damages and other payments or relief, together with all rights and causes of action relating thereto or arising out of any Taking, are hereby assigned to the Lender. The Lessee shall execute such further assignments of the Condemnation Proceeds as the Lender may from time to time require. Without limiting the generality of the foregoing, following the occurrence of any Taking involving the Premises or any part thereof, the Lessee shall give prompt notice thereof to the Lender and shall cause all Condemnation Proceeds payable as a result of such Taking to be paid to the Lender in accordance with Section 13.

                  (c) Notwithstanding anything to the contrary in paragraph (b) above, the Lender agrees that the Lender shall make the Condemnation Proceeds available to the Lessee for the Lessee's repair, restoration and replacement of the Improvements, Equipment and Inventory affected by the Taking on the following terms and subject to the Lessee's satisfaction of the following conditions:

                           (i) At the time of such Taking and at all times
                  thereafter while the Lender is holding any portion of such Condemnation Proceeds, there shall exist no Event of Default;

                           (ii) The Improvements, Equipment and Inventory
                  affected by the Taking shall be capable of being restored and utility in all material respects with a value equal to or greater than prior to such Taking and shall be capable of being completed ten years and six months prior to the Termination Date;

                           (iii) The Lessee shall demonstrate to the Lender's
                  reasonable satisfaction the Lessee's ability to pay the Rent relating to the Premises coming due during such restoration period;

                           (iv) Within 30 days from the date of such Taking the
                  Lessee shall have given the Lender a written notice electing to have the Condemnation Proceeds applied for such purpose;

                           (v) Within sixty (60) days following the date of
                  notice under the preceding subparagraph (iv) and prior to any Condemnation Proceeds being disbursed to the Lessee, the Lessee shall have provided to the Lender all of the following:


                                    (1) if loss or damage exceeds $25,000,
                                    complete plans and specifications for
                                    restoration, repair and replacement of the Improvements, Equipment and Inventory damaged to the condition, utility and value required by the preceding subparagraph (ii),

                                    (2) If loss or damage exceeds $25,000,
                                    fixed-price or guaranteed maximum cost
                                    construction contracts for completion of the repair and restoration work in accordance with such plans and specifications,

                                    (3) if loss or damage exceeds $25,000,
                                    builder's risk insurance for the full cost of construction with the Lender named under a standard Lender loss-payable clause,

                                    (4) such additional funds as in the
                                    Lender's reasonable opinion are necessary to complete the repair, restoration and replacement, and

                                    (5) if loss or damage exceeds $25,000,
                                    copies of all permits and licenses
                                    necessary to complete the work in
                                    accordance with the plans and
                                    specifications;

                  (vi) If loss or damage exceeds $25,000, the Lender may, at the Lessee's expense to the extent such expenses and fees are reasonable, retain an independent inspector to review and approve plans and specifications and completed construction and to approve all requests for disbursement, which approvals shall be conditions precedent to release of the Condemnation Proceeds as work progresses;

                  (vii) No portion of such Condemnation Proceeds shall be made available by the Lender for purposes which are not directly attributable to the cost of repairing, restoring or replacing the Improvements, Equipment and Inventory;

                  (viii) The Lessee shall commence such work within sixty (60) days after such Taking and shall diligently pursue such work to completion;

                  (ix) If loss or damage exceeds $25,000, each disbursement by the Lender of such Condemnation Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices and shall be made only upon receipt of disbursement requests on an AIA G702/703 form (or similar form approved by the Lender) signed and certified by the Lessee and its architect and general contractor with appropriate invoices, lien waivers and any other instruments, documents and things which Lender may require;


                  (x) The Lessor shall have a first lien and security interest in all building materials and completed repair and restoration work and in all fixtures and equipment acquired with such Condemnation Proceeds, and the Lessee shall execute and deliver such mortgages, deeds of trust, security agreements, financing statements and other instruments as the Lessor or Lender shall reasonably request to create, evidence or perfect such lien and security interest; and

                  (xi) In the event and to the extent such Condemnation Proceeds are not used for the repair, restoration and replacement of the Improvements, Equipment and Inventory affected by the Taking, or in the event the Lessee fails to timely make such election or having made such election fails to timely comply with or is otherwise unable to satisfy the terms and conditions set forth herein, upon five Business Days prior notice to the Lessee, the Lender shall be entitled without consent from the Lessee to apply such Condemnation Proceeds, or the balance thereof, at the Lender's option either (x) to the full or partial payment or prepayment of the Loan Obligations in accordance with Section 2.7(a) of the Loan Agreement, or (y) to the repair, restoration and/or replacement of all or any part of such Improvements, Equipment and Inventory affected by the Taking.

                  (d) The Lender shall be entitled at its option to participate in any compromises, adjustment or settlement in connection with any Taking involving an amount in controversy in excess of $25,000, and the Lessee shall within ten Business Days after request therefor reimburse the Lender for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and disbursements) incurred by the Lender in connection with such participation. The Lessee shall not make any compromises, adjustment or settlement in connection with any such claim in excess of $25,000 without the prior written approval of the Lender.

         SECTION 13 Insurance and Condemnation Proceeds. Subject to Section 11 and Section 12, Insurance Proceeds and Condemnation Proceeds (collectively, the "Loss Proceeds") not made available to Lessee pursuant to such Sections shall be applied in accordance with Section 2.12(h) of the Loan Agreement.

         SECTION 14 Alteration of Premises. The Lessee shall not renovate, remodel or otherwise alter the Premises without first obtaining the written consent of Lender and Lessor. With respect to any renovation performed on the Premises to which Lessor may consent, the Lessee hereby agrees to:

                  (a) provide plans and/or blueprints describing the extent and scope of the work to be performed prior to the commencement of any work on the Premises; and

                  (b) any renovation and construction shall be performed in a good and workmanlike manner and in accordance with the ordinances of the governmental agencies having jurisdiction over the Premises.

The Lessor shall not be liable for the payment of any expense incurred or for the value of any work done or material furnished in connection with any alterations, replacements, changes, additions, repairs or renovations made to the Premises. If by any reason of any matter set forth in this Section 14, any mechanic's or other lien, charge or order for the payment of money shall be filed against the Premises against the Lessor and regardless of whether or not such lien, charge or order is valid or enforceable as such, Lessee shall, at its own cost and expenses, cause the same to be bonded or insured over within ninety
(90) days after Lessee shall have received notice of the filing thereof. The amount of any such bond shall be in an amount as is satisfactory to Lender and, in any event, equal to 125% of the amount of the lien. In the event of the failure of the Lessee to bond or otherwise insure over or discharge within such period any such lien, charge or order which is hereunder required to be paid or discharged by the Lessee, the Lessor may pay such items or discharge such liability by payment, or bond or both after delivering a written notice thereof to the Lessee, and Lessee shall repay to Lessor, upon demand, the amount of such liability or bond, plus interest at the Default Rate. In any event, any such lien shall be subordinate to the rights of the Lessor as the owner of the Premises. The Lessee hereby agrees to protect and defend the Lessor from all liability or claims asserted against the Lessor by reason of any lien described in this Section 14.

         SECTION 15 Compliance with Law. Lessee agrees, for itself, its employees, agents, clients, customers, invitees and guests, to comply with all statutes, rules and regulations promulgated by any Governmental Authority, including but not limited to standards, rules and regulations of the New Jersey Department of Public Health.

         SECTION 16 Environmental; Hazardous Substances on Premises. In the event that the Lessee brings onto or permits the entry onto the Premises any hazardous waste or any chemical or substance which constitutes a threat to the life, safety or welfare of any individual, it shall be Lessee's duty and obligation, at its sole cost and expense to promptly remove same. Lessee shall indemnify, defend and hold Lessor harmless from and against any cost, loss, damage or expense (including attorneys' fees and costs) which may be incurred by Lessor as a result of Lessee's failure to comply with this provision, and Lessee, at its sole cost and expense, and after demand by Lessor, shall undertake the defense of Lessor for any action or litigation which may be instituted, wherein Lessor may be named as a party, arising out of any of any of the foregoing. This covenant shall survive the termination of this Lease.

         SECTION 17 Real Estate Brokers. The parties hereby represent to each other that no real estate broker has been engaged, employed or consulted in connection with this Lease.

         SECTION 18 Lessee's Representations and Warranties. Lessee represents and warrants as follows:

         SECTION 18.1 Organization. Lessee (i) is a duly organized and validly existing corporation in good standing under the laws of the State of its formation (ii) has the requisite power and authority to carry on its business as now being conducted, and (iii) has the requisite corporate power to execute and deliver, and perform its obligations under this Lease.

         SECTION 18.2 Authorization. The execution and delivery by Lessee of this Lease, Lessee's performance of its obligations thereunder and the creation of the security interests and liens provided for in this Lease (i) have been duly authorized by all requisite corporate action on the part of Lessee, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the articles of formation or operating agreement of Lessee or any indenture or material agreement or other instrument to which Lessee is a party or by which Lessee is bound,
(iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Lessee pursuant to, any such indenture or material agreement or instrument. Other than those obtained or filed on or prior to the Closing Date, Lessee is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Lease.

SECTION 18.3 Single-Purpose Entity.


                           (i) Lessee at all times since its formation has been, and will continue to be, a duly formed and existing corporation, and, as of the Closing Date, will be a Single-Purpose Entity.

                           (ii) Lessee at all times since its formation has complied, and will continue to comply, with the provisions of its articles of incorporation and the laws of the State of its formation relating to corporations.

                           (iii) All customary formalities regarding the existence of Lessee have been observed at all times since its formation and will continue to be observed.

                           (iv) Lessee has been at all times since its formation and will continue to be adequately capitalized in light of the nature of its business.

         SECTION 18.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of Lessee, threatened against Lessee or the Premises.

         SECTION 18.5 Agreements. Lessee is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Lessee is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Lessee or the Premises is bound.

         SECTION 18.6 No Bankruptcy Filing. Lessee is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Lessee's assets or property, and Lessee has no knowledge of any Person contemplating the filing of any such petition against it.

         SECTION 18.7 Full and Accurate Disclosure. No statement of fact made by or on behalf of Lessee in this Lease contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Lessee which has not been disclosed to Lender which adversely affects, nor as far as Lessee can foresee, might materially affect the business, operations or condition (financial or otherwise) of Lessee.

         SECTION 18.8 Location of Chief Executive Offices. The location of Lessee's principal place of business and chief executive office is the Premises.

         SECTION 18.9 Compliance. Lessee, the Premises and Lessee's use thereof and operations thereat comply in all material respects with all applicable Legal Requirements, including without limitation, building and zoning ordinances and codes. Lessee is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to have a Material Adverse Effect.

         SECTION 18.10 Other Debt and Obligations. Lessee has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Lessee is a party incurred in the ordinary course of business relating to the ownership and operation of the Premises or by which Lessee or the Premises is bound, other than unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Premises which are paid within sixty (60) days of the date incurred, except for outstanding trade payables as of the Commencement Date which do not require payment within sixty (60) days.


        SECTION 18.11 ERISA. Each Plan, and, to the knowledge of Lessee, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law.

         SECTION 18.12 Solvency. Lessee (i) has not entered into this Lease with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under this Lease. Giving effect to the transactions contemplated hereby, the fair saleable value of Lessee's assets exceeds and will, immediately following the execution and delivery of this Lease, exceed Lessee's total liabilities, including, without limitation, subordinated, unliquidated or disputed liabilities or Contingent Obligations. The fair saleable value of Lessee's assets is and will, immediately following the execution and delivery of this Lease, be greater than Lessee's probable liabilities, including the maximum amount of its Contingent Obligations or its debts as such debts become absolute and matured. Lessee's assets do not and, immediately following the execution and delivery of this Lease, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Lessee does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Lessee).

         SECTION 18.13 Not Foreign Person. Lessee is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         SECTION 18.14 Enforceability. This Lease is the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles.

         SECTION 18.15 Investment Company Act; Public Utility Holding Company Act. Lessee is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

         SECTION 18.16 No Setoff or Defense. Lessee does not have any defense or right of offset with respect to its rights, duties and obligations under this Lease or any claim of right against Lessor.

         SECTION 18.17 Labor Matters. No collective bargaining agreement will have a Material Adverse Effect, and all obligations which accrued under any collective bargaining agreement prior to the date hereof have been satisfied in full without exception.

         SECTION 18.18 Financial Information. All historical financial data concerning Lessee and the Premises that has been delivered by Lessee to Lender is true, complete and correct in all material respects. Since the delivery of such data, there has been no material adverse change in the financial position of Lessee or the Premises, or in the results of operations of Lessee. Lessee has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might have a Material Adverse Effect.

         SECTION 18.19 Condemnation. No Taking has been commenced or, to Lessee's knowledge, is contemplated with respect to all or any portion of the Premises or for the relocation of roadways providing access to the Premises.

         SECTION 18.20 Use of Facilities. The Premises are used exclusively as a nursing home and uses ancillary thereto.

         SECTION 18.21 Certificate of Occupancy. Lessee has obtained (in its own name), all Permits necessary to use and operate the Premises for the Permitted Uses. The use being made of the Premises is in conformity in all material respects with the certificate of occupancy and/or Permits for the Premises and any other restrictions, covenants or conditions affecting the Premises.

         SECTION 18.22 Intellectual Property. All material trademarks, trade names and service marks that Lessee owns or has pending, or under which it is licensed, are in good standing and uncontested. There is no right under any trademark, trade name or service mark necessary to the business of Lessee as presently conducted or as Lessee contemplates conducting its business. Lessee has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Lessee's knowledge, there is no infringement by others of material trademarks, trade names and service marks of Lessee.

         SECTION 18.23 Conduct of Business. Lessee does not conduct its business also known as, doing business as or under any other than as set forth in the Loan Agreement.

         SECTION 18.24 Nursing Home Representations.

         SECTION 18.25 Compliance with Laws. Lessee and the Premises comply with all applicable federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state Department of Health (each a "DOH") and all other Governmental Authorities including, without limitation, those relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.

         SECTION 18.26 Licenses. All governmental licenses, permits, regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of the Premises as intended are held by the Lessee and are in full force and effect, including, without limitation, a valid certificate of need ("CON") or similar certificate, license, or approval issued by the DOH for the requisite number of beds, and approved provider status in any approved provider payment program (collectively, the "Licenses").

         SECTION 18.27 Ownership of Licenses. The Licenses, including without limitation, the CON:

                  (a) may not be, and have not been, transferred to any location other than the Premises;

                  (b) are held free from restrictions or known conflicts which would materially impair the use or operation of the Premises as intended, and are not provisional, probationary or restricted in any way;

                  (c) have not been pledged as collateral security for any other loan or indebtedness.

         SECTION 18.28 Medicare and Medicaid Compliance. The Premises is in compliance with all requirements for participation in Medicare and Medicaid, including without limitation, the Medicare and Medicaid Patient and Program Protection Act of 1987. The Premises are in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and has a current provider agreement which is in full force and effect under Medicare and Medicaid as applicable on the Closing Date.

         SECTION 18.29 Patient Care Agreements. There are no patient or resident care agreements with patients or residents or with any other persons which deviate in any material adverse respect from the standard form customarily used at the Premises.

         SECTION 18.30 Patient Records. All patient or resident records at the Premises, including patient or resident trust fund accounts, are true and correct in all material respects.

         SECTION 18.31 Management and Operating Agreements. Any existing

Management Agreement with respect to the Premises is in full force and effect and is not in default by any party thereto.

         SECTION 19 Lessee's Affirmative Covenants. During the term of this Lease, Lessee covenants and agrees as follows:

         SECTION 19.1 Existence; Compliance with Legal Requirements; Insurance. Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a corporation, rights, Licenses, Permits and franchises necessary for the conduct of its business and comply in all material respects with all Legal Requirements and Insurance Requirements applicable to it and the Premises.

         SECTION 19.2 Impositions and Other Claims. Lessee shall pay and discharge or cause to be paid and discharged all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise, which could become a Lien.

         SECTION 19.3 Litigation. Lessee shall give prompt written notice to Lessor and Lender of any litigation or governmental proceedings pending or threatened against Lessee which is reasonably likely to have a Material Adverse Effect.

         SECTION 19.4 Copies of Notices. Lessee shall immediately transmit to Lessor and Lender copies of any citations, orders, notices or other written communications received from any Person or any Governmental Authority and any notices, reports or other written communications submitted to any Governmental Authority with respect to Lessee or the Premises.

         SECTION 19.5 Access to Facilities. Lessee shall permit Lessors and Lender and agents, representatives and employees of Lessor and Lender to inspect Lessee's Facility or any part thereof at such reasonable times as may be requested by Lessor or Lender upon advance notice, subject, however, to the rights of the tenants, occupants and guests of the Premises.

         SECTION 19.6 Insurance Benefits. Lessee shall cooperate with Lessor and Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Lender in connection with the Premises, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys' fees and disbursements and the payment by Lessee of the expense of an Appraisal on behalf of Lender in case of a fire or other casualty affecting the Premises or any part thereof, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in the Related Mortgage.

         SECTION 19.7 Nursing Home Covenants.  Lessee shall:

                           (i) operate the Premises in full compliance with the
                  laws;

                           (ii) operate the Premises or cause the Premises to
                  be operated in a manner such that the Licenses shall remain in full force and effect; and


                           (iii) comply with all requirements for participation
                  in Medicare and Medicaid, and shall keep in full force and effect a current provider agreement under Medicare and Medicaid.

         SECTION 19.8 Trade Indebtedness. Lessee will pay its trade payables within sixty (60) days of the date incurred, except for outstanding trade payables existing on the Closing Date which do not require payment within sixty
(60) days, unless Lessee is in good faith contesting Lessee's obligation to pay such trade payables in a manner satisfactory to Lender (which may include Lender's requirement that Lessee post security with respect to the contested trade payable).

         SECTION 20 Lessee's Negative Covenants. During the term of this Lease, Lessee covenants and agrees that it will not do any of the following, indirectly or directly, without the prior written consent of Lessor and Lender:

         SECTION 20.1 Liens on the Premises. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to the Premises, except: (i) Liens in favor of Lender, and (ii) the Permitted Exceptions.

         SECTION 20.2 Transfer. Allow any Transfer to occur, terminate the Management Agreement, or enter into a new management contract with respect to the Premises.

         SECTION 20.3 Other Indebtedness. Incur, except for unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of ownership of the Premises which are paid within sixty (60) days of the date incurred, except for outstanding trade payables existing on the Closing Date which do not require payment within sixty (60) days, create, assume, become or be liable in any manner with respect to indebtedness.

         SECTION 20.4 Change In Business. Cease to be a Single-Purpose Entity, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

         SECTION 20.5 Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Lessee by any Person, except for adequate consideration or in the ordinary course of Lessee's business.

         SECTION 20.6 Affiliate Transactions. Enter into, or be a party to, any transaction with an Affiliate of Lessee, except in the ordinary course of business and on terms which are no less favorable to Lessee or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than $50,000 (determined annually on an aggregate basis) fully disclosed to Lessor and Lender in advance.

         SECTION 20.7 Creation of Easements. Create, or permit Lessee's Facility or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Exception.


         SECTION 20.8 Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to Lessee's Facility, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to Lessee's Facility without the prior written consent of Lender and Lessor, which consent may be granted or refused in Lender's sole discretion.

         SECTION 20.9 Place of Business. Change its chief executive office or its principal place of business or place where its books and records are kept without giving Lender at least 30 days' prior written notice thereof and promptly providing Lender such information as Lender may request in connection therewith.

         SECTION 20.10 Nursing Home Negative Covenants:  Lessee shall not:

                           (i) transfer the Licenses to any location other
                  than the Premises nor shall Lessee pledge the Licenses as collateral security;

                           (ii) rescind, withdraw, revoke, amend, modify,
                  supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Premises;

                           (iii) amend or otherwise change the Premises's
                  authorized bed capacity to decrease the number of beds approved by the DOH;

                           (iv) replace or transfer all or any part of the
                  Premises's beds to another site or location;

                           (v) jeopardize in any manner its participation with
                  any Third-Party Payors' Programs to which Lessee is subject as of the Closing Date;

                           (vi) enter into any patient or resident care
                  agreements with patients or residents or with any other persons which deviate in any material adverse respect in the standard form customary used at the Premises; or

                           (vii) other than in the normal course of business,
                  change the terms of any of the Third Party Payors' Programs or its normal billing payment or reimbursement policies and procedures with respect thereto (including without limitation the amount and timing of finance charges, fees and write-offs).

         SECTION 21 Lessee's Default and Remedies.

         SECTION 21.1 Default by Lessee. Each of the following shall constitute an "Event of Default" by Lessee hereunder:

                  (a) If Lessee shall fail to pay any installment of Base Rent or Additional Rent as and when the same shall become due and payable;

         or

                  (b) Lessee vacates or fails to operate the Nursing Home or removes its property from the Premises and fails to occupy the Premises with or without notice to Lessor or notifies Lessor that it is vacating the Premises or otherwise abandons the Premises; or

                  (c) This Lease or the Premises or any part of the Premises is taken upon execution or by other process of law directed against Lessee, or is taken upon or subjected to any attachments by any creditor of Lessee or claimant against Lessee, and the attachment is not discharged within fifteen (15) days after its levy; or

                  (d) Lessee files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or is dissolved, or makes an assignment for the benefit of creditors; or

                  (e) Involuntary proceedings under any bankruptcy laws or insolvency act or for the dissolution of Lessee are instituted against Lessee or any principal of the Lessee, or any guarantor hereof, or a receiver or trustee is appointed for all or substantially all of Lessee's property, and the proceeding is not dismissed or the receivership or trusteeship is not vacated within sixty (60) days after institution or appointment; or

                  (f) If an order, judgment or decree shall be entered by any court adjudicating the Lessee a bankrupt or insolvent, or approving a petition seeking reorganization of the Lessee or guarantor of this Lease or appointing a receiver, trustee or liquidator of the Lessee, or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty
         (60) days; or

                  (g) Lessee shall file an answer admitting the material allegations of a petition filed against the Lessee in any bankruptcy, reorganization or insolvency proceeding or under any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension; or

                  (h) Lessee shall fail to comply with any written requirement of any governmental body relating to the physical structure of the Nursing Home and its facilities (as distinguished from staffing requirements) which would prevent the Nursing Home from being licensed as a skilled care facility, and such failure shall continue for thirty
         (30) days, provided that the time to cure such default shall not exceed the time allowed by the State to cure the failure to comply, and provided further that if Lessee promptly begins to cure during such thirty (30) day notice period and diligently pursues the same to completion (and the governmental body allows Lessee additional time to cure) Lessee shall not be in default hereunder during such additional time allowed by the governmental body, and provided further that the Lessee at its expense may, after prior notice to the Lessor, contest by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence the validity or application of any such asserted deficiency, in whole or in part, as long as the Lessee shall have furnished to the Lessor additional security in respect of the claim being contested or the loss or damage that may result from the Lessee's failure to prevail in such contest in such amount as may be reasonably requested by the Lessor but in no event less than 125% of the amount of such claim; or

                  (i) The termination by the New Jersey Department of Public Health of the Nursing Home license because Lessee has been found to be ineligible to operate nursing home facilities within the State of New Jersey unless and except to the extent stayed by administrative order or by court; or

                  (j) Subject to Lessee's right to cure as hereinafter set forth, the State of New Jersey commences proceedings to (i) revoke the Nursing Home license of Lessee, (ii) revoke the Medicaid certification or participation of Nursing Home; provided, however, that it shall not be an Event of Default hereunder so long as Lessee timely files a request for a hearing on any and/or all aforesaid revocations and diligently pursues said hearing to its conclusion, including but not limited to, Lessee's exhaustion of all rights to appeal in any and/or all courts of competent jurisdiction, and so long as Lessee maintains the New Jersey Department of Public Health license in full force and effect; or

                  (k) Subject to Lessee's right to cure as hereinafter set forth, the United States Government commences proceedings to (i) revoke the certification of the Nursing Home for participation in Medicare or
         (ii) to terminate the Nursing Home's participation in Medicare; provided, however, that it shall not be an Event of Default hereunder so long as Lessee timely files a request for a hearing on any and/or all aforesaid revocations and/or terminations and diligently pursues said hearing(s) to its conclusion, including but not limited to, Lessee's exhaustion of all rights to appeal in any and/or all courts of competent jurisdiction. In the event the ultimate outcome of said hearing and/or appeal is determined favorably to Lessee and no revocation and/or termination occurs, it shall not be an Event of Default hereunder; or

                  (l) The Nursing Home ceases to participate in Medicare or Medicaid; or

                  (m) If Lessee shall fail to perform any other agreements, terms, covenants or conditions required hereof on Lessee's part to be performed and such non-performance shall continue for a period of thirty (30) days after notice thereof by Lessor to Lessee or, if such performance cannot be reasonably completed within such thirty (30) day period, if Lessee shall not in good faith have commenced such performance within such thirty (30) day period and shall not thereafter diligently proceed therewith to completion.

                  (n) If Lessee shall fail to comply with any term or condition of the Mortgage with which Lessor has encumbered the Premises or, if applicable, any of the other Loan Documents.

                  (o) If Lessee shall fail to provide written notice to Lessor and Lender within ten (10) days after Lessee receives a Survey Report or other compliance report from any Governmental Authority.

                  (p) If Lessee shall attempt to make or make a Transfer in violation of this Lease.

                  (q) The Adjusted Net Operating Income for all Facilities (as defined in the Loan Agreement) calculated as of the end of any Interest Accrual Period computed on the basis of the prior twelve (12) months is less than 80% of Base NOI.

                  (r) If any representation or warranty made herein or in any report, certificate, financial statement or other instrument, agreement or document furnished by Lessee in connection with this Lease or any other document executed and delivered by any Lessee, shall be false in any material respect as of the date such representation or warranty was made or remade and such Lessee fails to remedy such matters as to make such representation or warranty true and correct within ten (10) days after notice to such Lessee from Lessor or its successors or assigns in the case of any matter which can be remedied by the payment of a sum of money or for thirty (30) days after notice from Lessor or its successors or assigns, in the case of any other matter.

         SECTION 21.2 Lessor's Remedies. Upon the occurrence of an Event of Default, the Lessor shall have the following non-exclusive rights:

                  (a) Lessor, at its option, shall have the right to: (i) cancel and terminate this Lease, as well as all of the rights, title and interest of Lessee hereunder by giving to Lessee and Lender written notice of such cancellation and termination, and upon the giving of such notice, this Lease and the Lease Term, as well as all of the right, title and interest of Lessee hereunder shall expire in the same manner and with the same force and effect, except as to Lessee's liability, as if the date upon which such notice is given was the last day of the Lease Term, or (ii) terminate Lessee's right to possession by giving to Lessee written notice thereof, upon the receipt of which Lessee shall peaceably and promptly vacate the Premises.

                  (b) Lessor, at its option, may, but shall not be obligated to, make any payment required of Lessee herein or comply with any agreement, term, covenant or condition, required hereby to be performed by Lessee and the amount so paid, together with interest thereon at the Default Rate, from the date of such payment by Lessor, shall be deemed to be additional rent hereunder payable by Lessee and collectible as such by Lessor with the next succeeding monthly installment of rent.

                  (c) Lessor shall have the right to enter the Premises for the purpose of correcting or remedying any such default but neither any such expenditure nor any such performance by Lessor shall be deemed to waive or release Lessee's default or the right of Lessor to take such action as may be otherwise permissible hereunder in the case of such default.

                  (d) Lessor shall have all rights and remedies available to a Lessor at law, in equity and under the Uniform Commercial Code.

         SECTION 22 Lessor's Default and Remedies.

         SECTION 22.1 Events of Default. The following events shall constitute an "Event of Default" by Lessor:

                  (a) Any act or omission of the Lessor which prevents the Lessee, its assignees, guests, agents or employees from using any portion of the Premises for any Permitted Use; and

                  (b) Any failure of the Lessor to perform any other agreement, term, covenant or condition required of the Lessor to be performed and such non- performance continues for a period of thirty (30) days after notice thereof by the Lessee to the Lessor or, if such performance cannot be reasonably completed within such thirty (30) day period, if Lessor shall not in good faith have commenced such performance within such thirty day period and shall not thereafter diligently proceed therewith to completion.

         SECTION 22.2 Lessee's Remedies. Upon the occurrence of an Event of Default by Lessor, the Lessee shall have the right to exercise any and all of the following non-exclusive rights and remedies:

                  (a) The right to cancel and terminate this Lease by giving at least ninety (90) days' prior written notice to Lessor and Lender; and

                  (b) The right to exercise all rights and remedies available at law or equity.

         SECTION 23 Subordination/Attornment.

         SECTION 23.1 Subordination.

         (a) At the option of Lender and without requirement of a written instrument, this Lease and Lessee's interest hereunder shall be subject and subordinate to any Mortgage and the Loan Documents, or any method of financing or refinancing now existing or hereafter placed against the land, and/or the Premises; and to all renewals, modifications, replacements, consolidations and extensions thereof. Upon written notice to Lessee, any mortgagee may elect, at any time, to subordinate the lien of the Mortgage to that of this Lease, and thereupon, this Lease shall be deemed prior to such Mortgage, without regard to the execution or recording dates of the same.

         (b) Lessee agrees to give to Lender notice simultaneously with any notice given to Lessor to correct any default of Lessor as hereinabove provided, and agrees that the holder of record of such first mortgage shall have the right, within thirty (30) days after receipt of said notice, to correct or remedy such default before Lessee may take any action under this Lease by reason of such default, provided, that such thirty-day period shall be extended as long as Lender is diligently pursuing the cure of such default.

         SECTION 23.2 Attornment. At Lender's election, Lessee shall, in the event of the sale or transfer or assignment of Lessor's interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under the Mortgage, or in the event of a transfer by a deed in lieu of foreclosure, made by Lessor covering the Premises, attorn to the Lender or any purchaser and recognize such Lender or purchaser as Lessor under this Lease, but no such Lender, or purchaser shall be
(a) liable for any act or omission of Lessor, (b) bound by any payment of Rent or other charges made more than ten (10) days in advance of the due date thereof, or be bound by any assignment, surrender, termination, cancellation, amendment or modification of this Lease made without the express written consent of Lender or purchaser.


         SECTION 24 Further Covenants and Obligations; Grant of Security Interest to Service Rent.

         SECTION 24.1 Single Purpose Entity. Lessee represents, warrants and covenants and agrees that it is a corporation, which, at all times since its formation and thereafter (i) was organized solely for the purpose of operating the Premises; (ii) has not and will not engage in any business unrelated to the operation of the Premises; (iii) has not and will not have any assets other than those related to the Premises; (iv) has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of shareholder interests, or amendment of its articles of incorporation, (v) has and will have at least one Independent Director, (vi) the board of directors may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless all of the directors, including an Independent Director shall have participated in such vote; (vii) will not fail to correct any known misunderstanding regarding its separate identity; (viii) without the unanimous consent of all of the directors, shall not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, (ix) has maintained and will maintain its accounts, books and records separate from any other person or entity, (x) has maintained and will maintain its books, records, resolutions and agreements as official records, (xi) has not and will not commingle its funds or assets with those of any other entity, (xii) has held and will hold its assets in its own name, (xiii) has conducted and will conduct its business in its name, (xiv) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other person or entity, (xv) has paid and will pay its own liabilities out of its own funds and assets, (xvi) has observed and will observe all corporate formalities, (xvii) has maintained and will maintain an arms-length relationship with its affiliates, (xviii) has no indebtedness other than unsecured trade payables incurred in the ordinary course of business relating to the operation of Facility which are paid within sixty (60) days of the date incurred, except outstanding trade payables existing on the Closing Date which do not require payment within sixty (60) days, (xix) has not and will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity, (xx) has not and will not acquire obligations or securities of its members or shareholders, (xxi)

has allocated and will allocate fairly and reasonably any overhead for any shared expenses, including, without limitation, shared office space and uses separate stationary, invoices and checks, (xxii) has not and will not pledge its assets for the benefit of any other person or entity, (xxiii) has held and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity, (xxiv) has not made and will not make loans to any person or entity, (xxv) has not and will not identify its shareholders or any of its affiliates as a division or part of it, (xxvi) has not entered and will not enter into or be a party to, any transaction with its shareholders or its affiliates, except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party.

         SECTION 24.2 Grant of Security Interest. To secure the payment of Rent, Lessee hereby grants to Lessor a security interest in the following (the "Collateral"):

         (a) All Inventory, fixtures, Equipment, Permits, Licenses and accounts, now existing or hereafter arising or acquired;

         (b) All present and future contract rights, lease rights, rents, chattel paper and general intangibles (including trademarks, trade names and patents of Lessee) not otherwise included as Collateral under the foregoing;

         (c) All other property necessary to operate the Premises for the Permitted Uses.

         (d) To the extent related to the property described in clauses (a) through (c) above, all books, correspondence, credit files, records, invoices, bills of lading and other documents including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of Lessee or any computer bureau from time to time acting for Lessee and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

         (e) Any other property in which Lessee can create or perfect a security interest.

         (f)      All proceeds and products of any and all of the foregoing.

         SECTION 25 Miscellaneous.

         SECTION 25.1 No Waiver. The failure of either party hereto to insist upon strict performance of any of the terms, covenants and conditions hereof shall not be deemed a waiver of any rights or remedies that either party may have and such omission shall not be deemed a waiver of any subsequent breach or default in any of such terms, covenants and conditions.


         SECTION 25.2 Consent. Whenever the consent or approval of the Lessor is required hereunder, the Lessor shall not unreasonably withhold such consent or approval or the delivery thereof; provided, however, that in the event that any Lender's consent is required and such mortgagee withhold's its consent, Lessor shall not be deemed to have unreasonably withheld its consent.

         SECTION 25.3 Intentionally Omitted.

         SECTION 25.4 Notices. Any notice, demand, request or other communication shall be effective only if delivered by hand to the party whose attention it is directed or by mailing the same by registered or certified mail postage prepaid, return receipt requested, to the addresses listed on Schedule 25.4, or at such other address as the parties may from time to time designate by notice. Every notice, demand, request or other communication hereunder shall be deemed to have been given or served on the date at such other address as the parties may from time to time designate by notice. Every notice, demand, request or other communication hereunder shall be deemed to have been given or served on the date that the same shall be received by Lessor or Lessee, as the case may be.

         SECTION 25.5 Force Majeure Whenever Lessee shall be required by the terms of this Lease or by law to perform any contract, act, work, labor or services, or to discharge any lien against the Premises, or to perform and comply with any laws, rules, orders, ordinances, regulations or zoning regulations, Lessee shall not be deemed to be in default herein and Lessor shall not enforce or exercise any of its rights under this Lease, if and so long as non-performance or default herein shall be directly caused by strikes, unavailability of materials, war or national defense preemptions, governmental restrictions, acts of God or other similar causes beyond the reasonable control of Lessee.

         SECTION 25.6 Relationship of Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, or of partnership, or of joint venture between the parties, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties, shall be deemed to create any relationship between the parties hereto, other than the relationship of landlord and tenant.

         SECTION 25.7 Entire Agreement. This Lease contains the entire agreement between the parties and cannot be changed or terminated orally, but only by an instrument in writing executed by the parties.

         SECTION 25.8 New Jersey Law. This Lease shall be governed by and constructed in accordance with the laws of the New Jersey.

         SECTION 25.9 Attorneys' Fees. Upon the occurrence of an Event of Default by a party hereto the defaulting party shall be liable for and shall pay to the other party the reasonable attorney's fees, court costs, and other reasonable costs and expenses incurred by said party in enforcing its rights hereunder.

         SECTION 25.10 Successors and Assigns. The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Lessor and Lessee and their respective heirs, personal representatives, successors, and assigns. Nothing contained in the preceding sentence shall be construed to permit Lessee to assign or sublet this Lease, in whole or in part, without the consent of Lessor, which may be withheld by Lessor in Lessor's sole discretion. Nothing in this Section 25.10 shall be in any way intended to limit the provisions of
Section 9.

         SECTION 25.11 No Merger. There shall be no merger of this Lease, or of the leasehold estate created by this Lease, with the Lessors's fee title estate in the Premises by reason of the fact that this Lease or the leasehold estate created by this Lease or any interest in this Lease or any such fee title estate may be held directly or indirectly, by or for the account of any person, persons, parties or entities of any kind or nature who shall own or have any interest in such fee title estate, and no such merger, shall occur unless all such persons, parties or entities at the time having an interest in such fee title estate in the Premises and all such persons, parties or entities having an interest in this Lease or in the leasehold estate created by this Lease shall join in the execution, acknowledgment and delivery of a written instrument effectuating such merger.

         SECTION 25.12 Partial Invalidity. If any term or provision of this Lease or the application thereof to any entity, person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

         SECTION 25.13 Headings. Headings or captions contained in this Lease are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Lease or any provision hereof.

         SECTION 25.14 Business Day. Whenever, under the terms and provisions of this Lease, the time for performance of a condition is required to be performed upon a Saturday, Sunday, or holiday such time for performance shall be extended to the next business day.

         SECTION 25.15 Benefit of Lender. The parties hereby acknowledge that this Lease was executed in connection with and at the time of the Loan and the provision hereof are intended to run to the benefit of and be enforceable by Lender.

         SECTION 25.16 Amendment. This Lease shall not be amended except pursuant to a writing executed by Lessor and Lessee, which writing shall also be approved by Lender, in Lender's sole discretion in writing.

         SECTION 26 Additional Representations and Warranties.

         SECTION 26.1 Environmental Compliance:

                           (i) Lessee and the Premises are in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Lessee of and compliance with all environmental, health and safety permits, licenses and other governmental authorizations required in connection with the ownership and operation of the Premises under all Environmental Laws, except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

                           (ii) There is no Environmental Claim pending or, to Lender's knowledge, threatened, and no penalties arising under Environmental Laws have been assessed, against Lessee, the Premises or against any Person whose liability for any Environmental Claim Lessee has or may have retained or assumed either contractually or by operation of law, and no investigation or review is pending or, to the knowledge of Lessee, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Lessee, or the Premises to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Lessee for any Use or Release of any Hazardous Substances or the presence, Use or Release of any Hazardous Substances at, on, in, under, or from the Premises.

                           (iii) To the knowledge of Lessee after due inquiry, there have been and are no past or present Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim against Lessee or, to Lessee's knowledge, against any Person whose liability for any Environmental Claim Lessee has or may have retained or assumed either contractually or by operation of law.

                           (iv) To the knowledge of Lessee after due inquiry, without limiting the generality of the foregoing, there is not present at, on, in or under the Premises, PCB- containing equipment, asbestos or asbestos containing materials, underground or aboveground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint (nor have there been any underground storage tanks present at, on, in, or under the Premises).


                           (v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to Lessee's Premises and, to Lessee's knowledge, no Governmental Authority has been taking or is in the process of taking any action that could subject the Premises to Liens under any Environmental Law.

                           (vi) There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Lessee that are in the possession or control of Lessee in relation to the Premises which have not been provided to Lender.

                           (vii) No conditions exist which would require Lessee under any Environmental Laws to place a notice on any deed to its Premises with respect to the presence, Use or Release of Hazardous Substances at, on, in, under or from the Premises and the Premises has no such notice in its deed.

         SECTION 26.2 Enforceability. This Lease contains the legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with its terms, subject to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles.

         SECTION 26.3  Additional Nursing Home Representations and Warranties

                           (A) Third Party Payors.  There is no threatened or
pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting Lessee or the Premises or any participation or provider agreement with any third party payor (including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program) (such programs, the "Third Party Payors' Programs") to which Lessee presently is subject. All Medicaid, Medicare, and private insurance cost reports and financial reports submitted by Lessee are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for the Premises remain "open" or unsettled, except as otherwise disclosed.

                            (B) Governmental Proceedings and Notices.  Neither
Lessee nor the Premises is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that would, directly or indirectly, or with the passage of time:

                                    (i)   have a Material Adverse Effect on
         Lessee's ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;

                                    (ii)   modify, limit or annul or result in
         the transfer, suspension, revocation or imposition of probationary use of Lessee's Licenses; or

                                    (iii)   affect Lessee's continued
         participation in the Medicaid or Medicare programs or any other of the Third Party Payors' Programs, or any successor programs thereto, at current rate certifications.

                           (C) Physical Plant Standards. The Premises and the use thereof complies in all material respects with all applicable local, state and federal building codes, fire codes, health care, nursing facility and other similar regulatory requirements (the "Physical Plant Standards") and no waivers of Physical Plant Standards exist at such the Premises.

                           (D) Past Violations. The Premises has not received a "Level A" (or equivalent) violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Premises or against Lessee or against any partner, member, officer, director or stockholder of Lessee by any Governmental Authority during the last three calendar years, and there have been no violations over the past three years which have threatened the Premises or Lessee's certification for participation in Medicare or Medicaid or the other Third Party Payors' Programs.

                           (E) Audits. There are no current, pending or outstanding Medicaid, Medicare or Third Party Payors' Programs reimbursement audits or appeals pending at the Premises, and there are no years that are subject to audits.

                           (F) Recoupment. There are no current or pending Medicaid or Medicare or Third Party Payors' Programs recoupment efforts at the Premises. The Lessee is not a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

                           (G) Pledges of Receivables. Lessee has not pledged its receivables as collateral security for any other loan or indebtedness.

         SECTION 26.4  ISRA

                  The Premises is not an "industrial establishment" as defined by the Industrial Site Recovery Act, NJSA B:1K-6 et seq., as amended.

           IN WITNESS WHEREOF, this Lease has been executed as of the day and year first above written.

                                    Lessor:

                                    CONTINENTAL NORWOOD HOLDINGS, INC.


                                    By:____________________________
                                    Name:__________________________
                                    Title:_________________________

WITNESS OR ATTEST:


By:________________________
                                    LESSEE:


                                    SENIOR CARE FOUNDATION, INC.


                                    By:______________________________
                                    Name:____________________________
                                    Title:___________________________

WITNESS OR ATTEST




By:________________________




                                   EXHIBIT A

                         Legal Description of Premises





                                  SCHEDULE 4.1

                              ANNUAL RENT SCHEDULE



The Base Rent shall be $200,000 monthly of which $20,000 shall be allocated to the rental of Equipment.



                                 SCHEDULE 25.4

                             Addresses for Notices

                    (a)      If intended for Lessor:
                             Senior Care Foundation, Inc.
                             c/o Continental Health Affiliates, Inc.
                             910 Sylvan Avenue
                             Englewood Cliffs, New Jersey  07632
                             Attention:  Benjamin Geizhals



                    (b)      If intended for Lessee:

                             Continental Norwood Holdings, Inc.
                             c/o Continental Health Affiliates, Inc.
                             910 Sylvan Avenue
                             Englewood Cliffs, New Jersey  07632
                             Attention:  Benjamin Geizhals



                             With a copy to:

                             Shepisi & McLaughlin, P.A.
                             473 Sylvan Avenue
                             Englewood Cliffs, New Jersey  07632

                             Attention:  Joseph Shepisi, Esq.


                    (c)      If intended for Lender:

                             Nomura Asset Capital Corporation
                             2 World Financial Center, Building B
                             New York, New York 10281-1198
                             Attention:  Gregory Anderson
                             Facsimile No.:  212-667-1022


                             With a copy to:

                             Dechert Price & Rhoads
                             1717 Arch Street
                             4000 Bell Atlantic Tower
                             Philadelphia, Pennsylvania 19013
                             Attention:  Joseph B. Heil, Esq.
                             Facsimile No.:  215-994-2222